Exhibit 10.2

GENWORTH FINANCIAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As Amended and Restated Effective April 1, 2012

INTRODUCTION

Effective September 27, 2005, Genworth Financial, Inc. established the Genworth Financial, Inc. Supplemental Executive Retirement Plan as a non-qualified deferred compensation plan established and maintained solely for the purpose of providing a select group of highly compensated and management Executive employees with additional retirement benefits. The Plan has been amended from time to time and was most recently amended and restated effective as of January 1, 2010 (the “Prior Plan”). Effective April 1, 2012 (except for certain specific effective dates contained herein), the Prior Plan is amended and restated as set forth in this document.

The Genworth Financial, Inc. Board of Directors has determined that the benefits to be paid under this Plan constitute reasonable compensation for the services rendered and to be rendered by eligible employees.

The Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to be a “top-hat” plan within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1) and shall be administered and interpreted to the extent possible in a manner consistent with that intent.

SECTION I

DEFINITIONS

Whenever used in the Plan, the following terms shall have the meanings set forth below unless otherwise expressly provided. Wherever used, the masculine pronoun shall be deemed to refer either to a male or female, and the singular shall be deemed to refer to the singular or plural, as appropriate by context.

1.1 Average Annual Compensation. One-third of the Employee’s Compensation for the highest 36 consecutive months during the last 120 completed months before his separation from service date including retirement or death. The Committee shall specify the basis for determining any Employee’s Compensation for any portion of the 120 completed months used to compute the Employee’s Average Annual Compensation during which the Employee was not employed by an Employer participating in this Plan. Compensation shall only be considered from the Original Effective Date forward. A completed month is defined as 16 calendar days or greater. Average Annual Compensation shall include the Compensation beginning on or after the Executive status effective date and ending upon the earlier of (i) the Executive’s separation from service or (ii) the date the Employee is no longer an Executive. If an Employee loses Executive status, but subsequently regains Executive status after December 31, 2009, Average Annual Compensation shall not consider any Compensation earned by such Employee after such Employee again becomes an Executive.

1.2 Beneficiary. For purposes of Section V only, the person(s) or entity designated by the Participant, in the manner determined by the Committee, to receive benefits attributable to the Participant under the Plan upon the Participant’s death. A Participant may revoke or change any Beneficiary designation under the Plan in the manner determined by the Committee. If a Participant fails to designate a Beneficiary, the payment of benefits under the Plan on account of his death shall be governed by the beneficiary elections designated by the Participant under the Qualified Plan. If no designation has been made under the Qualified Plan, benefits will be paid to the Participant’s spouse, if married, or to his estate, if single.

1.3 Board. The members of the Board of Directors of Genworth Financial, Inc.

1.4 Code. The Internal Revenue Code of 1986, as amended. A reference to a particular Code Section shall include a reference to any regulation issued under the Section.

1.5 Committee. The Benefits Committee appointed by the Board to be responsible for the Plan and its administration.

1.6 Company. Genworth Financial, Inc.

1.7 Compensation. Eligible pay as defined under the Qualified Plan, but including deferred salaries and deferred Variable Incentive Compensation and only including eligible pay earned on and after the Original Effective Date. Variable Incentive Compensation is included in Compensation in the year in which earned not the year in which paid.

1.8 Effective Date. April 1, 2012, the date of the Plan’s amendment and restatement.

1.9 Employee. A person receiving eligible pay from the Company or an affiliate that participates in the Plan.

1.10 Executive. Employees who are assigned by the Company to salary band 1 in the compensation system.

1.11 Original Effective Date. September 27, 2005.

1.12 Participant. Each eligible Executive Employee identified by the Committee to participate in this Plan prior to December 31, 2009. Effective as of December 31, 2009, no new Executive Employees will become eligible to participate in the Plan unless the Benefits Committee specifically approves an Executive Employee’s participation in the Plan. Participants who are transferred to an affiliate of the Company shall retain their status as a Participant so long as such Participant is considered an eligible Executive Employee by the Committee. Notwithstanding the foregoing or any other provisions of this Plan to the contrary, employees who lose Executive Status, but who are returned to Executive status subsequent to December 31, 2009 shall only be participants relative to previously accrued benefits. Such Employees are not entitled to additional accruals for Pension Benefit Service or Compensation following their return to Executive status subsequent to December 31, 2009.

1.13 Pension Benefit Service.

(a)	For Employees who were Executives as of the Original Effective Date, Pension Benefit Service shall mean the elapsed time of employment with the Company expressed in years and months beginning on or after the Original Effective Date and ending upon the earlier of (i) the Executive’s separation from service or (ii) the date the Employee is no longer an Executive.

(b)	For those Employees promoted to Executive following the Original Effective Date, Pension Benefit Service shall mean the elapsed time expressed in years and months beginning on or after the Executive status effective date and ending upon the earlier of (i) the Executive’s separation from service or (ii) the date the Employee is no longer an Executive.

(c)	For those Employees who lose their Executive status, but are returned to Executive status after December 31, 2009, Pension Benefit Service for such Employees shall remain frozen as of the date the Employee lost Executive status. In other words, such Employee who is restored to Executive status following December 31, 2009, shall not earn additional Pension Benefit Service following such Employee’s restoration to Executive status date.

(d)	The Committee may grant additional periods of Pension Benefit Service for service with the Company or with another employer through Committee resolutions approving the Employee’s participation in the Plan. For purposes of eligibility to participate, all service of the Employee is counted. Breaks in service shall not be included in Pension Benefit Service. Pension Benefit Service includes any period of time when a Participant is on a leave of absence approved by the Company. Any period of service within a calendar month will count as a full month of service.

1.14 Plan. The Genworth Financial, Inc. Supplemental Executive Retirement Plan.

1.15 Plan Year. The calendar year.

1.16 Qualified Plan. The Genworth Financial, Inc. Retirement and Savings Plan, as amended from time to time.

1.17 Supplementary Pension. The monthly benefit payable to an Executive under this Plan.

1.18 Vesting Service. Vesting Service means Pension Benefit Service as described above beginning on the Original Effective Date, except a minimum of five years of Company only Pension Benefit Service is required to obtain full vesting as described in Section 3.1. The minimum of five years of service required to obtain full vesting as described in Section 3.1 shall include the elapsed time of employment with the Company, General Electric Company (“GE”) or GEFA as of the Original Effective Date as recognized by GE on the Original Effective Date together with subsequent Company service after the Original Effective Date. For those Employees promoted to Executive, Vesting Service shall include the elapsed time of employment with the Company, together with any Company-recognized service if approved by the Committee. The Committee may grant additional periods of Vesting Service for service with the Company or with another employer through Committee resolutions approving the Employee’s participation in the Plan. Employees who lose Executive status, but who are restored to such status following December 31, 2009 shall continue to earn Vesting Service for purposes of this Plan as long as such Employee does not have a separation from service, but such periods of service shall not count as Pension Benefit Service for purposes of determining benefits under this Plan (see definition of Pension Benefit Service).

SECTION II

ELIGIBLE EMPLOYEES

2.1 In General. Employees eligible to participate in the Plan shall include each Employee who is identified by the Committee, or its delegate, as eligible to participate in this Plan prior to December 31, 2009. Effective as of December 31, 2009, no new Employees will become eligible to participate in the Plan unless the Benefits Committee expressly approves an Executive Employee’s participation in the Plan. Notwithstanding the foregoing or any other provisions of this Plan to the contrary, all benefits under this Plan with respect to a Participant shall be forfeited unless the Participant is an Executive throughout any two consecutive years out of the last five year period, preceding the date of his separation from service. Notwithstanding the foregoing or any other provisions of this Plan to the contrary, any Employee who previously had participated in the Plan as an Executive, but who loses such Executive status, will again become Plan eligible if returned to Executive status after December 31, 2009, but shall only be eligible for such benefits accrued prior to such Employee’s loss of Executive Status. Thus, such Employee shall not be eligible to earn additional Pension Benefit Service, nor shall such Employee’s Compensation be recognized for purposes of determining Average Annual Compensation, following such Employee’s return to

Executive status. Pension benefit service recognized by General Electric Company and its affiliates as of the Original Effective Date and Company Pension Benefit Service would be considered to determine whether the two consecutive year eligibility requirement has been met. The Committee shall have sole discretion in determining an Employee’s eligibility for and inclusion in this Plan.

2.2 Eligibility of Personnel Outside the United States. The Committee may approve the continued participation in the Plan of an individual who is localized outside the United States as an employee of the Company and who otherwise meets all of the eligibility conditions set forth herein during such localization. The designated individual’s service and pay (translated to U.S. dollars) while localized, with appropriate offsets for local country benefits, shall be counted in calculating his Supplementary Pension. Such calculation and the individual’s entitlement to any benefits herein shall be determined consistent with the principles of the Plan as they apply to participants who are not localized, provided that the Company, or its delegate, may direct such other treatment, if any, as it deems appropriate.

SECTION III

ENTITLEMENT TO AND

AMOUNT OF SUPPLEMENTARY PENSION

3.1 Vesting. Each Participant shall become 100% vested in his Supplementary Pension benefit upon the attainment of age 60 and 5 years of Vesting Service, or upon the Participant’s death, disability or Executive separations as approved by the Company’s Management Development and Compensation Committee (“MDCC”). For purposes of this Section, disability will be determined in accordance with the Company’s long-term disability plan and, subject to the Committee’s discretion, full vesting shall occur upon a Participant’s separation from service as a result of exceeding “Protected Service” as defined in the Company’s long-term disability plan. Notwithstanding the foregoing, a Participant shall become 100% vested in his Supplementary Pension benefit upon a “Qualified Termination” following a Change of Control, as defined in the Genworth Financial, Inc. 2005 Change of Control Plan (or any successor plan), as may be amended from time to time. In the event of a business disposition, as determined by the Committee, the Committee may provide that any Participant terminated due to a given disposition shall become 100% vested, notwithstanding the Participant’s age and Vesting Service, provided he or she was an eligible Employee with a minimum of ten years of Vesting Service as of the preceding December 31 and satisfies any other conditions established by the Committee with respect to a given business disposition.

3.2 Amount of Benefit. The annual Supplementary Pension payable to an eligible Executive shall be equal to (a) plus (b) minus (c) where (a), (b), and (c) equal the following:

(a) 1.45% times Pension Benefit Service (counting only Pension Benefit Service through December 31, 2010) times the Participant’s Average Annual Compensation.

(b) 1.10% times Pension Benefit Service (counting only Pension Benefit Service after January 1, 2011) times the Participant’s Average Annual Compensation.

(c) The sum of the following:

(i) Vested benefits determined as of the Executive’s separation from service under the Retirement Plan feature of the Qualified Plan (including Retirement Contributions and Transition Contributions accounts determined as of the Executive’s separation from service date plus accrued Retirement Contributions and Transition Contributions on eligible pay earned from the year prior to the Executive’s separation from service date, but not yet contributed to the Qualified Plan or, if applicable, accrued Retirement and Transition Contributions on eligible pay, reasonably expected to be received by the Employee subsequent to separation from service), if any, converted to an annual annuity using a 5 Year Certain and Life Annuity form. For Participants who lose Executive status, vested benefits from the Retirement Plan feature of the Qualified Plan means the Participant’s account balance on the date of the loss of Executive status plus accrued Retirement Contributions and Transition Contributions on year-to-date eligible pay earned up to the pay period prior to the date of loss of Executive status. The annuity offset shall be determined using the 1994 Group Annuity Mortality Table (Unisex) found in IRS Revenue Ruling 2001-62 and the Moody’s Aa interest rate adjusted each May 1 and November 1;

(ii) Retirement benefits derived from Company contributions attributable to Employee’s foreign service with the Company or an affiliate, if applicable, determined as of the Executive’s separation from service; and

(iii) Vested accrued benefits earned under the Genworth Financial, Inc. Retained Executive Pension Plan, if applicable, and determined as of the Executive’s separation from service.

The maximum amount of the sum of (a) and (b) above shall be 40% of the Employee’s Average Annual Compensation.

The Supplementary Pension of an Executive who continues in the service of the Company after age 60 shall not commence before his actual retirement date following separation from service, regardless of whether such Employee has attained age 70 1/2. The Supplementary Pension of an Executive who terminates service before age 60 and is vested per Section 3.1 shall not commence before age 60 as described in the next Section.

SECTION IV

PAYMENT OF BENEFITS

4.1 Commencement of Benefits. Except as provided in Section VI, Benefits under this Plan shall commence within 90 days following the Participant’s separation from service date, but for “specified employees” as defined under Code Section 409A, in no event shall benefits commence earlier than six-months following such Participant’s separation from service date. In no event will benefits commence earlier than age 60 for any reason. The six-month delay period for “specified employees” will not apply in the event of death of the Participant. Benefits shall be payable in the form of monthly payments based on the annual amount determined under Section 3.2 and the method of payment determined under Section 4.2. In the event the six-month delay period for specified employees applies, monthly payments during the six-month delay period shall be accumulated and paid in a lump sum on the first regularly scheduled pay date in the seventh month following the Participant’s separation from service date.

4.2 Method of Payment. Payment of the Supplementary Pension provided for herein shall be made as follows:

(a) 5 Year Certain and Life Annuity – Single Participants. A Participant who is not married on his separation from service date will receive payments throughout his lifetime with payments guaranteed for 5 years. If the Participant dies before the 5-year period ends, monthly payments will be made to the Participant’s Beneficiary for the remaining 5-year guaranteed period, as applicable.

(b) 50% Joint and Survivor Annuity – Married Participants. A Participant who is married on his separation from service date will receive payments throughout his life. After the Participant’s death, the spouse (if still surviving) will receive monthly payments throughout his or her life equal to 50% of the amount the Participant was receiving. This option is a reduced benefit, which is actuarially equivalent to the 5 Year Certain and Life Annuity.

As noted above, the applicable annuity form provided under (a) or (b) is determined at an Employee’s separation from service date meaning benefits are not recalculated if his or her marital status changes between separation from service and commencement of benefits nor are the benefits adjusted for a date of birth variance of a future spouse, as applicable.

4.3 Impact of Reemployment. Benefit payments will be immediately suspended in the event of reemployment with the Company with an Employee’s eligibility for participation in this Plan or a plan required to be aggregated with this Plan under Treasury Regulation 1.409A-1(c)(2). Upon a subsequent separation from service benefits shall be determined based upon provisions of this Plan with an adjustment for any payments made following an earlier separation from service, if applicable.

4.4 Impact of return to Executive status. Notwithstanding any other provisions of this Plan to the contrary, any Employee who previously had participated in the Plan as an Executive, but who loses Executive status, will become Plan eligible upon return to Executive status after December 31, 2009, but only for purposes of such Employee’s benefits accrued prior to loss of Executive status. In other words, such Employee shall not, if restored to Executive status after December 31, 2009, again become eligible to earn additional Pension Benefit Service or eligible to have Compensation earned after such Employee’s restoration to Executive status counted for purposes of determining Average Annual Compensation. Benefits are only payable to a Participant who is an Executive throughout any two consecutive years out of the last five year period, preceding the date of his separation from service, and such requirement shall continue to apply to any Employee who loses Executive status.

SECTION V

PAYMENTS UPON DEATH

5.1 If a Participant dies while in active service, or if a former Employee entitled to a Supplementary Pension dies prior to commencement of a Supplementary Pension, a 50% Joint and Survivor death benefit (determined as described in Section 4.2 as if the Participant had been receiving a benefit immediately before his death) shall be payable to the Beneficiary under this Plan. Such death benefit shall be determined as of the date of the Participant’s death.

5.2 The Beneficiary’s payments will commence on the earliest date the Participant would have been eligible to begin his benefit payments from the Plan subject to Section 4.1.

5.3 If a Participant dies after beginning to receive his benefit, the death benefit shall be based on and payments continued at the appropriate level applicable to the Participant pursuant to Section 4.2.

SECTION VI

PAYMENT UPON DISABILITY

6.1 If a Participant terminates employment due to disability, he is entitled to his Supplementary Pension determined as of the date of his disability. The benefit will be payable on the later of (i) the date that is twelve months after the Participant’s last day worked due to an approved disability or (ii) the date he reaches age 60. For purposes of this Section, disability will be determined in accordance with the Company’s long-term disability plan and the form of annuity under Section 4.2 will be determined upon a Participant’s separation from service as a result of exceeding “Protected Service” as defined in the Company’s long-term disability plan.

SECTION VII

TAXES

7.1 Withholding Taxes. Benefits paid under the Plan may be subject to federal, state and local income and payroll taxes. The Committee shall arrange for all such taxes to be paid in the manner required by law. The Participant’s share of Social Security and Medicare (“FICA”) taxes will be calculated proximate to the separation from service date and paid by deducting such amounts from a Participant’s regular pay, if any. If no regular pay is available to pay FICA taxes due, such taxes will be deducted from any payments made under the Plan. If no payments are being made from which FICA taxes may be deducted, the Participant agrees to remit such taxes to the Company upon request. The company reserves the right to offset all unpaid taxes against the interest of a Participant under the Plan.

SECTION VIII

ADMINISTRATION

8.1 This Plan shall be administered by the Committee, which shall have authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve in its sole and absolute discretion any and all questions or claims, including interpretations of this Plan, as may arise in connection with this Plan.

8.2 In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may also serve as counsel to the Company.

8.3 The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan or making any claim hereunder.

SECTION IX

AMENDMENT OR TERMINATION

9.1 The Committee may, in its sole discretion and by written resolution, terminate, suspend or amend this Plan at any time, in whole or in part, provided such amendment or termination complies with Code Section 409A. However, no such termination, suspension or amendment shall adversely affect (a) the benefits of any Employee who retired under the Plan prior to the date of such termination, suspension or amendment; or (b) the right of any then current Employee to receive upon retirement, or of his or her surviving spouse to receive upon such Employee’s death, the amount as a Supplementary Pension or death benefit, as the case may be, to which such person would have been entitled under this Plan computed to the date of such termination, suspension or amendment, taking into account the Employee’s Pension Benefit Service, Vesting Service and Average Annual Compensation calculated as of the date of such termination, suspension or amendment.

SECTION X

GENERAL CONDITIONS

10.1 Funding. The benefits payable under this Plan shall be paid by the Company out of its general assets and shall not be funded in any manner. The obligations that the Company incurs under this Plan shall be subject to the claims of the Company’s other creditors having priority as to the Company’s assets.

10.2 Assignment. Except as to withholding of any tax under the laws of the United States or any state or locality, no benefit payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether currently or thereafter payable hereunder, shall be void.

10.3 No Contract of Employment. No employee and no other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the employment of the Company. The right and power of the Company to dismiss or discharge any employee is expressly reserved.

10.4 Terms. All terms used in this Plan which are defined in the Qualified Plan shall have the same meaning herein as therein, unless otherwise expressly provided in this Plan.

10.5 Plan Provisions Govern. The rights under this Plan of a Participant who leaves the employment of the Company at any time and the rights of anyone entitled to receive any payments under this Plan by reason of the death of such Participant, shall be governed by the provisions of this Plan in effect on the date such Participant leaves the employment of the Company, except as otherwise specifically provided in this Plan.

10.6 Governing Law. The law of the Commonwealth of Virginia shall govern the construction and administration of this Plan, to the extent not pre-empted by federal law.

10.7 Compliance with Code Section 409A. To the extent applicable, this Plan is intended to comply with Section 409A of the Code, and the Committee shall interpret and administer the Plan in accordance therewith. In addition, any provision, including, without limitation, any definition, in this Plan document that is determined to violate the requirements of Section 409A of the Code shall be void and without effect and any provision, including, without limitation, any definition, that is required to appear in this Plan document under Section 409A of the Code that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provisions were expressly set forth. In addition, the timing of certain payment of benefits provided for under this Plan shall be revised as necessary for compliance with Section 409A of the Code.

SIGNATURE PAGE

As evidence of its adoption of the Genworth Financial, Inc. Supplemental Executive Retirement Plan, the Committee, as authorized by the Board of Directors of the Company, has caused this document to be executed by a duly authorized officer as of March 26, 2012.

GENWORTH FINANCIAL, INC.

By:	/s/ Michael S. Laming
Senior Vice President – Human Resources